      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2000
                         REGISTRATION STATEMENT NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ZAMBA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                   41-1636021
     (STATE OR OTHER JURISDICTION                   (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)

                                 7301 OHMS LANE
                                    SUITE 200
                          MINNEAPOLIS, MINNESOTA 55439
                                 (952) 832-9800
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 PAUL EDELHERTZ
                                PRESIDENT AND CEO
                                ZAMBA CORPORATION
                            7301 OHMS LANE, SUITE 200
                          MINNEAPOLIS, MINNESOTA 55439
                                 (952) 832-9800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                            ------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] 333-

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] 333-

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                 PROPOSED            PROPOSED
                                 MAXIMUM             MAXIMUM            AMOUNT OF
TITLE OF EACH CLASS OF           AMOUNT TO BE        OFFERING           AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED      REGISTERED          PRICE PER UNIT     OFFERING PRICE  FEE
------------------------------------------------------------------------------------------------------
Common Stock, $.01               320,001             $5.8438(1)         $1,870,006(1)   $493.68
par value per share
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on May 23, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 30, 2000

                                   PROSPECTUS

                                ZAMBA CORPORATION
                            7301 OHMS LANE, SUITE 200
                          MINNEAPOLIS, MINNESOTA 55439
                                 (952) 832-9800

                         320,001 SHARES OF COMMON STOCK


         In December 1999, we issued 1,000,000 shares of common stock to the former stockholders of Camworks, Inc. ("Camworks") in connection with our acquisition of that company. In January 2000, we issued 80,001 shares of common stock to the former stockholders of Fusion Consulting, Inc. ("Fusion") in connection with our acquisition of that company. This prospectus relates to resales of some of those shares by certain former stockholders of Camworks and Fusion. We will not receive any of the proceeds from the sale of the shares registered herein.

         The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

         The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Our common stock is traded on the Nasdaq National Market under the symbol ZMBA. On May 23, 2000, the closing sale price of our common stock on Nasdaq was $5.8438 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 30, 2000.

         We will pay no underwriting commissions or discounts in connection with this offering. We expect to pay approximately $11,500 in expenses in connection with this offering. The aggregate proceeds to the selling stockholders from the common stock will be the purchase price of the common stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by us. See "Plan of Distribution."

                                TABLE OF CONTENTS

                                                                         PAGE
Where to Find More Information............................................  3
Incorporation of Certain Documents by Reference...........................  3
Special Note Regarding Forward-looking Statements.........................  4
Risk Factors..............................................................  5
Summary Description of Our Business....................................... 11
Use of Proceeds........................................................... 11
The Acquisitions.......................................................... 11
Selling Stockholders...................................................... 12
Plan of Distribution...................................................... 13
Legal Matters............................................................. 14
Experts................................................................... 14

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                         WHERE TO FIND MORE INFORMATION

         We file reports, proxy statements, and other documents with the Securities and Exchange Commission and with Nasdaq. Here are ways you can access this information:

WHAT IS AVAILABLE                              WHERE TO GET IT
-----------------                              ---------------
Paper copies of information                    SEC's Public Reference Room
                                               Judiciary Plaza Building
                                               450 Fifth Street, N.W.
                                               Room 1024
                                               Washington, D.C. 20549

                                               The Nasdaq Stock Market, Inc.
                                               1735 K Street, N.W.
                                               Washington, D.C. 20006

On-line information                            SEC's Internet website at
                                               http://www.sec.gov

Information about the                          Call the SEC at
SEC's Public Reference Room                    1-800-SEC-0330


         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the sources listed above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supercedes previously filed information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus. You are encouraged to obtain copies of these documents and to review them.

         (i) Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 8, 2000;

         (ii) our Current Reports on Form 8-K and Form 8-K/A, filed with the SEC on January 12, 2000, January 21, 2000, March 3, 2000, and March 8, 2000;

         (iii) the information contained in the following listed section of our Proxy Statement for our 2000 Annual Meeting of Stockholders, filed with the SEC on March 22, 2000:

                  - "Nominees" in Proposal 1
                  - "Executive Officers"
                  - "Section 16(a) Beneficial Ownership Reporting Compliance"
                  - "Director's Compensation"

                  - "Executive Compensation"
                  - "Compensation Committee Interlocks and Insider
                    Participation"
                  - "Security Ownership of Certain Beneficial Owners and
                    Management"
                  - "Certain Transactions"

         (iv) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000;

         (v) all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

         (vi) the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 25, 1993.

         You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                                ZAMBA CORPORATION
                            7301 OHMS LANE, SUITE 200
                          MINNEAPOLIS, MINNESOTA 55439
                          ATTENTION: INVESTOR RELATIONS
                                 (952) 832-9800

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors" that we believe could cause actual results to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements that we make. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, and/or performance of achievements.

                                  RISK FACTORS

         You should carefully consider the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair or affect our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

WE MAY NOT BE ABLE TO MANAGE GROWTH SUCCESSFULLY

         Our growth has placed significant demands on our management and other resources. Our revenues increased approximately 202% in 1999 from $9.4 million in 1998 to $28.3 million in 1999. Our staff increased from 95 full-time employees at January 1, 1999, to 225 at March 31, 2000. Our future success will depend on our ability to manage our growth effectively, including by:

         - developing and improving our operational, financial and other internal systems;

         - integrating and managing acquired businesses, joint ventures and strategic investments;

         -  training, motivating and managing our employees;

         -  estimating fixed-price fees and project timeframes accurately;

         -  maintaining high rates of employee utilization; and

         -  maintaining project quality and client satisfaction.

         Our management has limited experience managing a business of Zamba's current size. If we are unable to manage our growth and projects effectively, the quality of our services and products, our ability to retain key personnel and our business, financial condition, results of operations and cash flow may be materially adversely affected.

THE FOCUS OF OUR BUSINESS MAY NOT RECEIVE MARKET ACCEPTANCE

         We focus on selling system integration services to clients in a small number of vertical markets, such as sales force automation, call centers, marketing automation, customer care, field service and sales. Although we believe that this specialization will increase our market presence, customer base and profitability, we may fail to obtain customers, effectively deliver services or meet customer demands in one or more of these markets. If we fail in any of these respects, such failure could have a material adverse impact on our financial condition, results of operations and cash flow.

         The technology consulting industry in general presents several risks, many of which are outside of our control. As the market changes, we will need to constantly redefine our company, which is a complex, time-consuming and expensive process. It involves changing strategies, aligning services and product categories, changing management and employees, and focusing on new markets and customers. We could spend considerable amounts of money and commit resources, but ultimately receive little or no return on our investment. Customers may not be receptive and competitors may already be established in the new markets, making it difficult for us to gain a sustainable market share or acquire new customers.

WE MAY FAIL TO SUCCESSFULLY COMPLETE AND INTEGRATE COMPANIES THAT WE ACQUIRE

         On December 29, 1999, we acquired Camworks, Inc. ("Camworks") and on January 10, 2000, we acquired Fusion Consulting, Inc. ("Fusion"). Integrating Camworks and Fusion will be a complex, time-consuming and expensive process. Before the acquisitions, Camworks and Fusion operated independently, each with its own business, business culture, clients, employees and systems. After the mergers, Camworks and Fusion must operate together with Zamba as a combined organization utilizing common (1) information and communication systems, (2) operating procedures, (3) financial controls and
(4) human resource practices, including benefit, training and professional development programs. There may be substantial difficulties, costs and delays involved in integrating Camworks and Fusion. These may include:

         -  distracting management from the business of the combined company;

         -  potential incompatibility of business cultures;

         -  inability to retain talented employees of the acquired business;

         - perceived adverse change in client service standards, business focus, billing practices, or service offerings available to clients;

         - perceived uncertainty in career opportunities, benefits and the long-term value of stock options held by employees;

         -  costs and delays in implementing common systems and procedures;

         - inability to achieve efficiencies, or to achieve them in a timely manner; and

         - potential inefficiencies in delivering services to the clients of the combined company.

         Any one or all of these factors may cause increased operating costs, lower than anticipated financial performance or the loss of clients and employees. Some of these factors are also outside the control of our company or the business we acquired. The failure to successfully integrate Camworks and/or Fusion into Zamba would have a material adverse effect on our business, financial condition, results of operations and cash flow.

         We could also experience financial or other setbacks if any of the acquired businesses experienced problems in the past of which our management does not yet know. For example, if an acquired business had dissatisfied customers or had any performance problems, our reputation could suffer as a result of our association with that business. We are not aware of any material legal claims against the acquired companies. However, to the extent any customer or other third party asserts any material legal claims against any of the acquired companies, our business, financial condition, results of operations and cash flow could suffer material harm.

FAILURE TO QUALIFY FOR POOLING OF INTERESTS ACCOUNTING TREATMENT FOR ACQUISITIONS MAY HARM OUR FUTURE OPERATING RESULTS.

         The acquisitions of Camworks and Fusion were accounted for under the "pooling of interests" accounting treatment under U.S. generally accepted accounting principles. Under pooling of interests accounting treatment, the accounts of Camworks and Fusion are combined with those of Zamba at their historical carrying amounts, and Zamba's financial statements for all prior periods reflect its accounts as if Camworks and Fusion had been combined for all periods.

         If events subsequently occur that cause either of the mergers to fail to qualify for pooling of interests accounting treatment, the purchase method of accounting would apply. Under that method, we would record the estimated fair value of our common stock issued in the mergers as the cost of acquiring the businesses of Camworks or Fusion. That cost would be allocated to the individual assets acquired and liabilities assumed according to their respective fair values, with the excess of the estimated fair value of our common stock over the fair value of net assets acquired recorded as goodwill, to be amortized over a period that could be as long as 10 years, but is likely to be shorter. The amount of goodwill amortized reduces our reported earnings. The estimated fair value of our common stock issued in the mergers is much greater than the historical net book value at which Camworks and Fusion carried their assets in their accounts. Therefore, purchase accounting treatment could have a material adverse effect on the reported operating results of the combined company compared to pooling of interests accounting treatment.

WE NEED TO ATTRACT AND RETAIN QUALITY EMPLOYEES IN ORDER TO CONTINUE OUR
GROWTH

         Our business is labor-intensive and requires highly skilled employees. Most of our consultants possess extensive expertise in information technology, strategy, project management, sales and marketing. To serve a growing client base, we must continue to recruit and retain qualified personnel with expertise in each of these areas. Competition for such personnel is intense. We compete for such personnel with management consulting firms, software firms and other businesses. Many of these entities have substantially greater financial and other resources than we do. In addition, the Internet has created many opportunities for people with the skills we seek to form their own companies or join startup companies and these opportunities frequently offer the potential for significant future financial gain through equity incentives which we cannot match. Zamba from time to time has had difficulty recruiting a sufficient number of qualified personnel to serve existing and new clients. If we fail to recruit and retain a sufficient number of qualified personnel, our ability to expand our client base or services could be impaired and our business, financial condition, results of operations and cash flow could be adversely affected.

OUR OPERATING RESULTS MAY FLUCTUATE

         A high percentage of our operating expenses, particularly personnel and related costs, depreciation, office rent and occupancy costs, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of our projects may cause significant variations in operating results in any particular quarter and could result in losses for that quarter. Our net revenue and operating results may fluctuate significantly because of a number of other factors, some of which are outside our control. These factors may include:

         -    losing key personnel and other employees;

         -    consummating an acquisition;

         -    costs of integrating acquired operations;

         - fluctuations in market demand for our services, consultant hiring and utilization;

         -    the contractual terms and timing of completion of projects;

         -    any delays incurred in connection with projects;

         - the accuracy of our estimates of resources required to complete projects;

         -    uncertainty and changes in our sales cycle;

         -    the adequacy of provisions for losses;

         -    costs of obtaining or losing customers and accounts;

         -    increased competition and pricing pressures; and

         - changes in our or our competitor's business strategy, pricing and billing policies.

         One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period. Based on the preceding factors, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations, which could materially adversely affect our business, financial condition, results of operations, cash flow, and the market price of our common stock.

WE FACE RISKS FROM OUR FIXED-PRICE, FIXED-TIMEFRAME BUSINESS MODEL

         Most of our projects are performed on fixed-price, fixed-timeframe contracts, rather than contracts in which payment to us is determined on a time and materials basis. If we don't accurately estimate the resources required for a project or fail to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price, fixed-timeframe contract was based, our overall profitability and our business, financial condition and results of operations could be adversely affected. We have been required to commit unanticipated additional resources to complete projects in the past, which has resulted in losses on those contracts. We recognize that we will experience similar situations in the future and that the consequences could be more severe than in the past due to the increased size and complexity of our projects. In addition, for some projects we may fix the price at an early stage of the process, which could result in a fixed price that turns out to be too low and therefore would adversely affect our profitability.

OUR REVENUES ARE DIFFICULT TO PREDICT BECAUSE THEY ARE GENERATED ON A PROJECT-BY-PROJECT BASIS.

         We derive our revenues primarily from fees for services generated on a project-by-project basis. These projects vary in size and scope. Therefore, a client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, after we complete a project, we have no assurance that the client will retain us in the future.

         We have clients who may terminate their agreements with us, whether time and materials or fixed-fee based, without any prior written notice. Clients may terminate projects before completion. If our clients terminate existing agreements, our business, financial condition, results of operations, and cash flow could suffer material harm.

THE LOSS OF A SIGNIFICANT CLIENT COULD IMPACT OUR OPERATIONS

         We derive a substantial part of our revenues from a small number of clients. The loss of one or more of these clients will materially adversely affect our financial condition and results of operations. Our services often involve the implementation of complex information systems that are critical to the clients' operations. Our failure to meet client expectations in the performance of our services may damage our reputation and adversely affect our ability to attract and retain clients. If a client is not satisfied with our services, we will generally spend additional human and other resources at our own expense to ensure client satisfaction. Such expenditures will typically result in a lower margin on such engagements and could materially adversely effect our business, financial condition, results of operations and cash flow.

         In the course of providing services, we may recommend the use of other software and hardware products. These products may not perform as expected or may contain defects. If this occurs, our reputation could be damaged and we could be subject to liability. We attempt to limit our exposure to potential liability claims. Such limitations may not be effective. A successful liability claim brought against us may adversely affect our reputation and could have a material adverse effect on our business, financial condition and results of operations. Our inability to obtain new clients or large-scale implementation and integration projects could materially and adversely affect the growth of our business.

WE ARE IN A COMPETITIVE MARKET

         We compete in the information technology services market, which is relatively new and intensely competitive. We expect competition to continue to intensify as the market evolves. We compete with the following kinds of companies:

         -    internet service firms;

         -    technology consulting firms;

         -    technology integrators;

         -    strategic consulting firms;

         -    the consulting divisions of "Big 5" accounting firms; and

         - in-house information technology departments of our clients and potential clients.

         Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we have.

         Relatively few barriers prevent competitors from entering the information technology services market. As a result, new market entrants pose a threat to our business. We do not own any patented technology that prevents or discourages competitors from entering the information technology services market. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could materially harm our business, results of operations, financial condition and cash flow.

         We believe that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding our targeted client base. We also believe that the importance of reputation and name recognition will increase due to the growing number of information technology service providers. If our reputation is damaged or if potential clients do not know what services we provide, we may become less competitive or lose our market share. Promotion and enhancement of our name will depend largely on our success in providing high quality services and digital communications solutions, which we cannot ensure. If clients do not perceive our services to be effective or of high quality, our brand name and reputation could be harmed and our business, results of operations, cash flow, and financial condition could be materially and adversely affected.

WE NEED TO KEEP PACE WITH TECHNOLOGICAL CHANGES

         Our markets and the technologies used in our solutions are characterized by rapid technological change. Failure to respond in a timely and cost-effective way to these technological developments would have a material adverse effect on our business, financial condition and results of operations. We expect to derive a substantial portion of our revenues from providing ecommerce and customer care solutions that are based upon leading technologies and that are capable of adapting to future technologies. As a result, our success will depend on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. We may not be successful in addressing future developments on a timely basis. Our failure to keep pace with the latest technological developments would have a material adverse effect on our business, financial condition, results of operations and cash flow.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL CAPITAL

         We rely on a combination of copyright, trade secret and trademark laws, and third party nondisclosure agreements to protect our intellectual property rights. It may be possible for unauthorized third parties to obtain and use information that we regard as proprietary or to develop equivalent implementation methodologies independently. From time to time, third parties may assert patent, copyright and other intellectual property claims against us. Litigation, which could result in substantial cost to, and diversion of our resources, may be necessary to enforce patents or our other intellectual property rights or to defend ourselves against claimed infringement of the rights of others. If we are found to have infringed the intellectual property rights of others, we may be prohibited from using such intellectual property or might be required to license such intellectual property.

WE MAY NOT BE ABLE TO REUSE TECHNOLOGY THAT WE DEVELOP FOR SPECIFIC CLIENTS

         A portion of our business involves the development of technology solutions for specific client engagements. Ownership of these solutions is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the applications developed for them for specified periods of time or to specified third parties clients may demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use solutions can be complicated and disputes may arise that affect our ability to resell or reuse these solutions. Any limitation on our ability to resell or reuse a solution could require us to incur additional expenses to develop new solutions for future projects.

ALTHOUGH WE PASSED THE YEAR 2000 DATE CHANGEOVER WITHOUT PROBLEMS, SUBSEQUENT EVENTS COULD RESULT IN PROBLEMS SIMILAR TO THOSE ANTICIPATED FOR THE YEAR 2000

         Many computers and computer programs are designed with dates that contain two digits instead of four digits, potentially causing "19XX" to be the date for any year entered or processed. As a result, a date-sensitive program with a year ending in "00" may be read by the computer as "1900" instead of "2000." This may cause the computer or program to be unable to process date information between the twentieth and twenty-first centuries. This inability could cause the disruption or failure of processing by such computer or program (the "Year 2000 Issue"). The Year 2000 Issue could affect Zamba in numerous ways, including temporarily preventing us from sending invoices to our clients, interfering with or damaging development work we do for our clients, and causing our clients to lower their budgets for our customer care solutions in order to fund resolution of their own Year 2000 issues.

         We have reviewed our internal computer systems and legacy proprietary hardware and software products that could be affected by the Year 2000 Issue. Based on this review, technology changes for potential Year 2000 issues did not have a material impact on our operations. However, if future defects arise because of factors not revealed during our review and testing, including future events that may impact our vendors or other third parties with which we conduct business, our business, financial condition, results of operations, and cash flow may be materially adversely affected.

OUR STOCK PRICE IS VOLATILE

         Technology companies, including Zamba, frequently experience volatility in their common stock prices. Factors creating such volatility include:

         - quarterly fluctuations in results of operations and achievement of key business metrics;

         -    changes in earnings estimates by securities analysts;

         - announcements of technological innovations or the introduction of new products;

         - market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

         - extreme price and volume fluctuations of the general stock market, which have particularly affected the market price for many technology companies, in some cases unrelated to the operating performance of those companies. These broad market fluctuations may materially adversely affect the market price of our stock.

         These factors may have a significant adverse impact on the market price of our stock. If revenues or earnings in any quarter fail to meet the expectations of the investment community, there could be an immediate impact on our stock price. In addition, if our issued shares and shares issued upon exercise of stock options are sold on the open market in large concentrations, our stock price could decline in the short term.

         In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management attention and resources.

                       SUMMARY DESCRIPTION OF OUR BUSINESS

         We are a national customer care consulting company. According to the Gartner Group, customer care is expected to grow at a cumulative average growth rate of 54% per year through 2002. Our services are designed to assist clients in building lasting relationships with customers, increase the effectiveness of customer service and sales operations, and improve overall communication with customers. We deliver our services using a unique combination of accumulated expertise in the customer care field, existing technology, and client knowledge. Typically, we perform our services on a fixed-bid, fixed-timetable basis. Rapid development and significant client involvement are key aspects to our methodologies. We offer our clients end-to-end assistance with their implementations, including business case evaluation, system planning and design, software implementation, modification and development, training, installation, change management, network management, and post-implementation support. Our services include the design, implementation and integration of enterprise level applications to facilitate sales automation, call center management, marketing automation and automated field service and sales. We also own approximately 35% of the equity in NextNet Wireless, Inc., a private corporation engaged in the development of wireless data products targeted at wireless DSL. Our chairman, Joseph
B. Costello, is also the chairman of NextNet.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders.

                                THE ACQUISITIONS

         We acquired all of the outstanding common stock of Camworks on December 29, 1999, through a merger agreement. On that date, the operations of Camworks were combined with those of Zamba. We acquired all of the outstanding common stock of Fusion on January 10, 2000, through a merger agreement. On that date, the operations of Fusion were combined with ours. Each acquisition has been treated as a "tax-free reorganization" for U.S. federal income tax purposes and has been accounted for as a pooling-of-interests for financial reporting purposes under U.S. GAAP.

         In exchange for the Camworks stock, we issued an aggregate of 1,000,000 shares of our common stock. 100,000 of the shares were placed in escrow to secure the indemnification obligations of certain of the selling stockholders.

         In exchange for the Fusion stock, we issued an aggregate of 80,001 shares of our common stock. 8,001 of the shares were placed in escrow to secure the indemnification obligations of certain of the selling stockholders.

         We agreed to use our best efforts to register 20,001 of the shares for resale by the former Fusion stockholders following that acquisition, and we registered for resale 200,000 of the shares held by the former Camworks stockholders in a registration statement declared effective by the Securities and Exchange Commission on March 27, 2000.

                              SELLING STOCKHOLDERS

         The following table sets forth, to our knowledge, certain information about the selling stockholders as of May 26, 2000.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

------------------- ----------------- ---------------- ----------------- ----------------- -----------------
Name of Selling     Number of         Percentage of    Number of         Number of         Percentage of
Stockholder         Shares of         Shares of        Shares of         Shares of         Shares of
                    Common Stock      Common Stock     Common Stock      Common Stock      Common Stock
                    Beneficially      Beneficially     Offered Hereby    Beneficially      Beneficially
                    Owned Prior to    Owned Prior to                     Owned After       Owned After
                    Offering (1)      Offering                           Offering (1)(2)   Offering
------------------- ----------------- ---------------- ----------------- ----------------- -----------------
Mark Stallings                26,667        *                     6,667            20,000        *
------------------- ----------------- ---------------- ----------------- ----------------- -----------------
Doug Eldridge                 26,667        *                     6,667            20,000        *
------------------- ----------------- ---------------- ----------------- ----------------- -----------------
Mark Beale                    26,667        *                     6,667            20,000        *
------------------- ----------------- ---------------- ----------------- ----------------- -----------------
Tim Cameron                  558,000             1.77           167,400           390,600              1.24
------------------- ----------------- ---------------- ----------------- ----------------- -----------------
Paul Lundberg                372,000             1.18           111,600           260,400        *
------------------- ----------------- ---------------- ----------------- ----------------- -----------------
Scott Owens                   70,000        *                    21,000            49,000        *
------------------- ----------------- ---------------- ----------------- ----------------- -----------------

          (1) The selling stockholders have sole voting power and investment power with respect to all shares listed as owned by the selling stockholders. Of the total shares of common stock listed as owned by Stallings, Eldridge, and Beale, 8,001 shares are held in an escrow account to secure indemnification obligations of these former stockholders of Fusion to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims or retained in escrow pending resolution of any claims) will be released from escrow and distributed to such selling stockholders in July 2000. Of the total shares of common stock listed as owned by Cameron, Lundberg, and Owens, 100,000 shares are held in an escrow account to secure indemnification obligations of these former stockholders of Camworks to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims or retained in escrow pending resolution of any claims) will be released from escrow and distributed to such selling stockholders on the earlier of March 31, 2001, or such earlier date that we file our Report on Form 10-K for the year ended December 31, 2000. The number of shares indicated as owned by each such selling stockholder includes those shares (representing 10% of the number of shares listed as beneficially owned by each selling stockholder) which such selling stockholder is entitled to receive upon distribution of these shares from the respective escrow accounts. Twenty Percent (20%) of the shares issued to Cameron, Lundberg, and Owens were previously registered on a Form S-3 registration statement that was declared effective by the Securities and Exchange Commission on March 27, 2000. With the exception of Owens, the stockholders are under lock-up agreements that restrict the sale of their remaining shares. The restrictions under the lock-up agreements with Stallings, Eldridge and Beale are released with regard to 25% of each of the remaining shares on April 30, 2001, July 31, 2001, October 31, 2001, and January 31, 2002. The restrictions under the lock-up agreements with Cameron and Lundberg are released with regard to 20% of the remaining shares on June 30, 2001, and 40% of the remaining shares on each of September 30, 2001, and December 31, 2001.

         (2) We do not know when or in what amounts a selling stockholder may offer shares for sale and there can be no assurance that the selling stockholders will sell any or all of the shares offered hereby. Because each selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that are being registered in this offering, no estimate can be given as to the amount of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered hereby will be held by the selling stockholders.

*  Less than one percent of the number of shares of common stock outstanding.

         None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that the selling stockholders have been employed by us and Fusion or Camworks. In connection with the acquisitions of both Fusion and Camworks, we entered into employment agreements with each of the selling stockholders. Stallings, Eldridge and Beale are all former employees of Fusion, and Cameron, Lundberg, and Owens are all former employees of Camworks. The employment agreements with Stallings, Eldridge, and Beale are for terms of fifteen (15) months. However, Stallings is no longer employed with Zamba. The employment agreements with Cameron and Lundberg are for terms of twenty-four (24) months, and the employment agreement with Owens is for a term of twelve (12) months. In connection with the merger agreements, all selling stockholders also entered into non-competition agreements with Zamba.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

         -    in privately negotiated transactions; and

         -    in options transactions.

         In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.
Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) January 7, 2001.

                                  LEGAL MATTERS

         Leonard, Street and Deinard Professional Association has passed on the validity of the issuance of the shares offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of Zamba Corporation as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, which are incorporated by reference in this prospectus, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon, which as to the year 1997 is based in part on the report of PricewaterhouseCoopers LLP, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon these reports given upon the authority of the firms as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee -- Securities and Exchange Commission............           $   500
Legal fees and expenses of the Company......................           $ 3,000
Accounting fees and expenses................................           $ 5,000
Miscellaneous expenses......................................           $ 3,000
                                                                       -------
          Total Expenses....................................           $11,500

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         Article 5 of the Registrant's Fourth Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) shall be indemnified by the Registrant against expenses (including attorney's fees) and amounts paid in settlement reasonably incurred in connection with any action by or in the right of the Registrant by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, he shall be indemnified against all expenses (including attorney's fees) reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be advanced by the Registrant to a director or officer, at his request, upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification.

         Indemnification is required to be made unless the Registrant determines (in the manner provided in its Amended and Restated Certificate of Incorporation) that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                DESCRIPTION
-------               -----------
5.1                   Opinion of Leonard, Street and Deinard Professional
                      Association.
23.1                  Consent of KPMG LLP.
23.2                  Consent of PricewaterhouseCoopers LLP.
23.3                  Consent of Leonard, Street and Deinard Professional
                      Association, included in Exhibit 5.1 filed herewith.
24.1                  Power of Attorney (See page II-4 of this Registration
                      Statement).

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment 1 to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 30th day of May, 2000.

         ZAMBA CORPORATION

         By:      /s/ Paul Edelhertz

         Name:    Paul D. Edelhertz
         Title:   President and Chief Executive Officer

         By:      /s/ Michael Carrel

         Name:    Michael H. Carrel
         Title:   Vice President and Chief Financial Officer

         We, the undersigned officers and directors of Zamba Corporation, hereby severally constitute and appoint Paul D. Edelhertz our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Zamba Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         SIGNATURE                          TITLE                                       DATE
         ---------                          -----                                       ----
         /s/ Paul Edelhertz                 President and Chief Executive Officer       May 26, 2000
----------------------------------          and Director
         Paul D. Edelhertz

         /s/ Michael Carrel                 Vice President and Chief Financial Officer  May 26, 2000
----------------------------------
         Michael H. Carrel

         /s/ Joe Costello                   Director                                    May 26, 2000
----------------------------------
         Joseph B. Costello

         /s/ Dixon Doll                     Director                                    May 26, 2000
----------------------------------
         Dixon R. Doll

         /s/ Todd Fitzwater                 Director                                    May 26, 2000
----------------------------------
         Todd Fitzwater

         /s/ John Olsen                     Director                                    May 26, 2000
----------------------------------
         John Olsen

         /s/ Sven Wehrwein                  Director                                    May 26, 2000
----------------------------------
         Sven A. Wehrwein


                                  EXHIBIT INDEX


EXHIBIT
NUMBER                DESCRIPTION
-------               -----------
5.1                   Opinion of Leonard, Street and Deinard Professional
                      Association.
23.1                  Consent of KPMG LLP.
23.2                  Consent of PricewaterhouseCoopers LLP
23.3                  Consent of Leonard, Street and Deinard Professional
                      Association, included in Exhibit 5.1 filed herewith.
24.1                  Power of Attorney (See page II-4 of this Registration
                      Statement).